SGM FUNDS
OPERATING EXPENSE LIMITATION AND SECURITY AGREEMENT

SGM GLOBAL HARD ASSET FUND

THIS OPERATING EXPENSE LIMITATION AND SECURITY AGREEMENT (the “Agreement”) is effective as of the 10th day of December, 2008, by and between SGM FUNDS, an Ohio business trust (the “Trust”), on behalf of SGM Global Hard Asset Fund (the “Fund”), a series of the Trust, SGM Fund Management LLC (the “Adviser”), the adviser of the Fund, Mandis Holdings LLC, sole member of the Adviser, and Alexandra E. Mandis (the “Control Persons”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of a Management Agreement between the Trust and the Adviser dated as of the 3rd day of December, 2008 (the “Management Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Management Agreement that have not been assumed by the Adviser; and

WHEREAS, the Advisor desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits; and

WHEREAS, as a condition to the approval of its contractual relationship with the Adviser, the Trust has required that the Adviser or its affiliate, control person or persons to grant to the Trust a continuing security interest in and to a designated account established with Mutual Shareholder Services, LLC or its successor and assigns (the “Securities Intermediary”);

WHEREAS, the Control Persons indirectly control the Adviser and have established the designated account in their names with the Securities Intermediary.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Adviser hereby agrees to limit the Fund’s current Operating Expenses to an annual rate of 1.00% of the Fund’s average annual net assets (the “Annual Limit”) until February 28, 2010.  In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a “Fund Reimbursement Payment”).

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund and including the Adviser’s investment advisory or management fee detailed in the Management Agreement, the Adviser’s administrative fee detailed in the Administration Agreement, any Rule 12b-l fees and other expenses described in the Management Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, dividend expense on securities sold short, or extraordinary expenses such as litigation.

3. Reimbursement of Fees and Expenses. Any Fund Reimbursement Payment by the Adviser is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the Fund Reimbursement Payment occurred, if the Fund is able to make the repayment without exceeding its then current annual limitation and the repayment is approved by the Board of Trustees.

4. Security Interest.  The Control Persons, for value received, hereby pledge, assign, set over and grant to the Trust a continuing security interest in and to the following: Alexandra E. Mandis, Account No. 18700001 established, or to be established, with the Securities Intermediary (the “Collateral Account”), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the “Collateral”) to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraphs 1 and 6 of this Agreement).  For so long as this Agreement is in effect, any redemptions of Collateral shall require the approval of the Board of Trustees of the Trust, excluding Steven G. Mandis, (the “Board”).

5. Collateral Event.  In the event that either (a) the Adviser does not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a “Collateral Event”), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, estimates will be required in connection with the liquidation of the Fund (the “Liquidation Expenses”).  Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, no further instructions shall be required from the Adviser for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Fund.  The Adviser acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund Reimbursement Payment or Liquidation Expenses, the Fund shall retain the right to receive from the Adviser any costs in excess of the value of the Collateral.

6. Control Agreement; Appointment of Attorney-in-Fact.  The Adviser and the Control Persons agree to execute and deliver to the Board, in form and substance satisfactory to the Board, a Control Agreement by, between and among the Trust, the Adviser, the Control Persons and the Securities Intermediary pursuant to and consistent with Section 1308.24 of the Ohio Uniform Commercial Code.  Without limiting the foregoing, the Control Persons hereby irrevocably constitute and appoint the Trust, through any officer or trustee thereof excluding Control Persons, with full power of substitution, as the Control Persons’ true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Control Persons and in the names of the Control Persons or in the Trust’s own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable.  Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Control Persons representing any interest payment, dividend, or other distribution payable in respect of/to the Collateral, or any part thereof, and to give full discharge for the same.  Upon such Collateral Event, the Board, in its discretion, may direct the Control Persons or their agents to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

7. Covenants.  So long as this Agreement shall remain in effect, the Adviser and Control Persons represent and covenant as follows:

(a)

No later than January 1, 2009, the Control Persons shall invest at least one hundred thousand dollars ($100,000) in the Collateral Account.

(b)

To the fullest extent permitted by law, the Adviser and the Control Persons agree not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement.

8. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until February 28, 2010, unless sooner terminated as provided in Paragraph 9 of this Agreement.

9. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days written notice to the Adviser. This Agreement may not be terminated by the Adviser or Control Persons without the consent of the Board.  This Agreement will automatically terminate, with respect to the Fund if the Management Agreement for the Fund is terminated and the Fund continues to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Management Agreement’s termination for the Fund.

10. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other parties.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

SGM Funds	SGM Fund Management LLC
on behalf of SGM Global Hard Asset Fund
By: _/s/______________________	By: __/s/_______________
Name: Steven G. Mandis	Name: Steven G. Mandis
Title: President	Title: Manager

Mandis Holdings LLC

By: _/s/________________
Name: Steven G. Mandis
Title: Member

Control Persons

__/s/________________
Alexandra E. Mandis